EXHIBIT  10.2

                              CORPORATE RESOLUTION

                        TRAIL GULCH GOLD MINING CO., INC.


On the 7th day of June, 1998, a meeting of the board of director of Trail Gulch Gold Mining Co., Inc. was called to order. Board members present were: Mike Bencich, president, Michael Pierce, Vice President, Shirley McClain, Secretary-Treasurer.

Presented to the board was an offer by Atlas Mining Company to purchase the real property of the company, for stock in Atlas Mining Company. After discussion, and the consensus of the major shareholders, the following resolution was passed.

RESOLVED: "That Trail Gulch Gold Mining Co., Inc. sell and convey the property know as the Alulbach Group and further described in the attachment herein for 100,000 shares of Atlas Mining Company stock. This property is sold free and clear of any encumbrances or contingent liabilities and the seller is accepting the property in this condition, excepting any liabilities that are disclosed on that certain Alliance Title & Escrow Co. title insurance report under file #20500053, dated June 3, 1998. It was further resolved that the sale of the above described property is substantially all of the assets of Trail Gulch Gold Mining Co., Inc. and this transaction will fall under the guidelines of a Type C reorganization."

This  resolution  passed  unanimously  this  7th  day  of  June,  1998.


____________________________________
Shirley  McClain,  Secretary for
TRAIL GULCH GOLD MINING CO., INC.



____________________________________
Michael  Bencich,  President


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